Exhibit 99.1

For Immediate Release: June 9, 2014	Contact:	Adam J. Jeamel VP, Corporate Communications Rockville Bank: A Division of United Bank 860-291-3765 ajeamel@rockvillebank.com

Craig W. Hurty Joins United Bank as Executive Vice President

& Chief Human Resources Officer

Most Recently with Aetna; More than Three Decades of HR Experience

(Glastonbury, Conn., June 9, 2014) William H.W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. (NASDAQ: “UBNK”) and United Bank of Glastonbury, Conn., today announced the hiring of Craig W. Hurty of Windsor, Connecticut, as the Company’s new Executive Vice President, Chief Human Resources Officer. His executive leadership role at the Bank is effective today.

“After an aggressive and thorough national search, we could not have found a better, insightful and experienced candidate to lead our human resources division, especially at such an important time as we transform the new United Bank,” said Crawford. “With our employee base doubling in size, employees witnessing a lot of change in the organization and the HR team being asked to make many key decisions that will ultimately influence our workplace and the well-being of our employees, Craig’s hiring is very timely and incredibly exciting for the new United Bank.”

Hurty comes to United from Aetna in Hartford, where he has been a Human Resources executive for the last 10 years. Most recently, he held the position of Vice President, HR Shared Services, where he lead the HR reporting/analytics, technology, vendor relations, operations, and service delivery functions.

He served as HR Head for Aetna’s Business Operations, in charge of HR consulting, strategy and execution as well as serving as an advisor to the Company’s President. He also headed Talent Strategies and Services. Earlier in his career he was in management with the executive search and compensation consulting practice of KPMG Peat Marwick and sales with Northwestern Mutual Life.

Hurty graduated from Harvard University with a B.A. in Economics and attended HR executive programs at Cornell and Stanford.

“Not only is Craig a great addition to our executive team, but his proven knowledge and experience over the past three decades and unique ability to connect with employees will go a long way in creating the type of employee culture that will serve our Company long into the future,” said Crawford. “We interviewed some of the finest HR executives for this position but Craig’s energy, experience and vision earned him the top HR job. After getting to know Craig during the careful interview process, I am confident he will make an impact right away on United Bank and the role he will play on our leadership team.”

“This is a great opportunity for me to work closely with the employees and leadership team from legacy United and Rockville banks who have built a stellar reputation as an employer in the banking industry and ardent supporters of the communities they’ve served for over 100 years each,” said Craig Hurty, Executive Vice President and Chief Human Resources Officer. “Bill Crawford has assembled an executive team that could be considered among the best in the industry and I look forward to working with them as the new United Bank evolves and becomes a top community bank in New England.”

Hurty’s employment at United Bank is effective today and he is based at United’s Corporate Headquarters in Glastonbury, Conn.

About United Bank:

On April 30, 2014, United Bank (established in 1882) and Rockville Bank (established 1858) completed a transformational merger of equals by bringing together two financially strong, independent-minded institutions to create the premier community bank in New England with more than 50 branches in two states and approaching $5.0 billion in assets. United Bank merged with and into Rockville Bank, with Rockville as the surviving bank. Rockville Bank immediately changed its name to United Bank. The new United Bank is a state chartered bank headquartered in Glastonbury Conn. with regional offices in Worcester and West Springfield, Massachusetts and Enfield, Connecticut.

For more information about legacy United Bank’s services and products, call (866) 959-BANK and for information about legacy Rockville Bank’s services and products, call (860) 291-3600 United Bank and Rockville Bank will maintain their existing websites at www.bankatunited.com and www.rockvillebank.com until the banks go through their data systems conversion later this year. More information on the merger can also be found on their interim merger-related website at www.thenewunitedbank.com.

To download United Financial Bancorp, Inc.‘s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

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